EXHIBIT 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS:

NET INCOME OF $0.86 PER SHARE COMPARED TO $0.23 PER SHARE LAST YEAR

AFTER TAX SEGMENT INCOME OF $0.64 PER SHARE COMPARED TO $0.62 PER SHARE LAST YEAR

WORCESTER, Mass., April 28, 2005 - Allmerica Financial Corporation (NYSE: AFC) today reported first quarter net income of $46.5 million, or $0.86 per share, compared to net income of $12.1 million, or $0.23 per share in the first quarter of last year. Net income for the first quarter of 2004 included an after-tax charge of $57.2 million, or $1.06 per share, which reflected the cumulative effect of the adoption of Statement of Position 03-1 relating to establishing reserves for certain life insurance and annuity product benefits, and an after-tax benefit of $30.1 million, or $0.56 per share related to a favorable settlement of prior-years’ tax liabilities.

Total segment income after taxes was $34.2 million, or $0.64 per share in the first quarter, compared to $33.2 million, or $0.62 per share in the first quarter of last year. Total Property and Casualty segment income was $61.8 million in the first quarter of 2005, compared to $38.6 million in the first quarter of 2004. The Life Companies reported a segment loss of $7.4 million in the first quarter of 2005, compared to segment income of $9.8 million in the first quarter last year. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

“I am very pleased with our solid financial results for the quarter and the improvement in the performance of our core property and casualty operations over the past several quarters,” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “Our first quarter results reflect a 60% increase in our property and casualty earnings and continued strength in our Life Companies’ capital position.”

440 Lincoln Street, Worcester, Massachusetts 01653, Phone 508-855-1000, Fax 508-853-6332

The Hanover Insurance Company • Citizens Insurance Company of America • Citizens Management Inc.

Allmerica Financial Alliance Insurance Company • Allmerica Financial Benefit Insurance Company • AMGRO, Inc.

Financial Profiles, Inc. • VeraVest Investments, Inc. • Opus Investment Management, Inc.

First Allmerica Financial Life Insurance Company • Allmerica Financial Life Insurance and Annuity Company (all states except NY)

Segment Results

The company conducts its business in four operating segments. Property and Casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property & Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property & Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, includes the results of our run-off business of life and annuity products and guaranteed investment contracts.

The following table shows segment income after taxes. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Segment income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended March 31 (In millions)
	2005	2004
Property and Casualty:
Personal Lines(1)	$39.2	$10.8
Commercial Lines(2)	20.5	26.5
Other Property & Casualty	2.1	1.3

Total Property and Casualty	61.8	38.6

Life Companies	(7.4)	9.8
Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment income	44.4	38.4

Federal Income Taxes	(10.2)	(5.2)

Total segment income after taxes(3)	$34.2	$33.2

(1)	Includes Personal Lines catastrophe losses of $6.8 million and $14.6 million for the first quarter of 2005 and 2004, respectively.
(2)	Includes Commercial Lines catastrophe losses of $5.5 million and $6.5 million for the first quarter of 2005 and 2004, respectively.
(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $61.8 million in the first quarter of 2005, up from $38.6 million in the first quarter of 2004. Earnings were higher in the quarter primarily due to favorable loss performance and lower catastrophe losses. Pre-tax catastrophe losses were $12.3 million in the first quarter of 2005, compared to $21.1 million in the first quarter last year.

Property and Casualty highlights:

•	Net premiums written were $548.4 million in the first quarter of 2005, compared to $561.3 million in the first quarter of 2004.

•	Net premiums earned were $550.2 million in the first quarter of 2005, compared to $556.3 million in the first quarter of 2004.

•	In the first quarter of 2005, net pre-tax catastrophe losses were $12.3 million, compared to $21.1 million in the comparable period one year earlier.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended March 31
	2005	2004
Personal Lines losses (excluding catastrophes) (1)	58.6%	63.9%
Commercial Lines losses (excluding catastrophes) (2)	51.7%	46.6%

Total Property and Casualty Losses (excluding catastrophes)	56.3%	58.6%

Catastrophe losses	2.2%	3.8%
Loss adjustment expenses	8.9%	8.4%
Policy acquisition and other underwriting expenses	31.4%	31.9%
Policyholders’ dividends	0.1%	—

Combined Ratio	98.9%	102.7%

(1)	Catastrophe losses would add 1.9 points and 3.8 points to the Personal Lines loss ratio in the first quarter of 2005 and 2004, respectively.
(2)	Catastrophe losses would add 2.9 points and 3.7 points to the Commercial Lines loss ratio in the first quarter of 2005 and 2004, respectively.

Personal Lines

Personal Lines segment income was $39.2 million in the quarter compared to $10.8 million in the prior year, an increase of $28.4 million. Excluding net pre-tax catastrophe losses, which were $7.8 million lower in the current quarter compared to the first quarter of last year, Personal Lines segment income for the current quarter was $46.0 million compared to $25.4 million in the first quarter of last year. This $20.6 million improvement in segment income was primarily due to favorable loss performance.

The current quarter loss ratio, excluding catastrophes, was 5.3 points better than the prior-year quarter. The continued impact of earned rate increases and the lower frequency of losses in the current quarter contributed to the improvement in loss results. In addition, favorable development of prior-year loss reserves was $9.0 million in the quarter, primarily resulting from the 2004 accident year. This compares to $0.4 million of favorable development of prior-year loss reserves in the first quarter of last year.

Personal Lines highlights:

•	Net premiums written were $335.8 million in the first quarter of 2005, compared to $366.0 million in the first quarter of 2004.

•	Net premiums earned were $360.5 million in the first quarter of 2005, compared to $380.2 million in the first quarter of 2004.

•	The Personal Lines GAAP combined ratio was 96.7% in the first quarter, versus 104.1% in the same period last year.

•	Net pre-tax catastrophe losses were $6.8 million, or 1.9 points of the combined ratio for the first quarter of 2005 compared to $14.6 million, or 3.8 points of the combined ratio for the first quarter of 2004.

Commercial Lines

Commercial Lines segment income was $20.5 million in the quarter, compared to $26.5 million in the first quarter of 2004, a decrease of $6.0 million. Excluding net pre-tax catastrophe losses, which were $1.0 million lower in the current quarter compared to the first quarter of last year, Commercial Lines segment income was $26.0 million, compared to $33.0 million in the prior-year quarter.

This $7.0 million decrease in segment income was due to an $11.6 million reduction in favorable development of prior-year loss and loss adjustment expense reserves partially offset by improved current accident year results through the first quarter. Favorable development of loss and loss adjustment expense reserves was $4.9 million in the first quarter of 2005, compared to $16.5 million in the same quarter last year. The favorable development in the first quarter of 2004 was primarily the result of a decrease in claims frequency in the commercial automobile and commercial multiple peril lines.

Commercial Lines highlights:

•	Net premiums written were $212.6 million in the first quarter of 2005, compared to $195.3 million in the first quarter of 2004.

•	Net premiums earned were $189.7 million in the first quarter of 2005, compared to $176.1 million in the first quarter of 2004.

•	The Commercial Lines GAAP combined ratio was 102.8% in the first quarter, compared to 99.2% in the same period last year.

•	Net pre-tax catastrophe losses were $5.5 million, or 2.9 points of the combined ratio in the first quarter versus $6.5 million, or 3.7 points of the combined ratio in the first quarter of 2004.

Other Property & Casualty

Other Property & Casualty segment income was $2.1 million in the quarter, compared to $1.3 million in the prior year. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

The Life Companies reported a segment loss of $7.4 million in the first quarter of 2005. Quarterly results for the Life Companies are expected to approximate breakeven with an assumed equity market appreciation of 2% per quarter. Segment income for the first quarter of 2004 was $9.8 million.

The segment loss of $7.4 million in the first quarter of 2005 is due to higher amortization of deferred policy acquisition costs (DAC) and higher guaranteed minimum death benefit (GMDB) expense, net of hedge gains, resulting from a lower than expected equity market return of negative 2.6% in the current quarter, as measured by the S&P 500 Index.

Segment income excluding certain non-cash items was $35.6 million in the quarter versus $13.6 million in the fourth quarter of 2004. Segment income excluding certain non-cash items, which is a non-GAAP financial measure, is reconciled to segment income at the end of this document. Comparisons for this measure are made on a sequential-quarter basis.

The increase in segment income excluding certain non-cash items in the first quarter of 2005 compared to the fourth quarter of 2004 was primarily due to the relative poor performance of the equity market, which resulted in derivatives gains of $5.8 million in the current quarter, compared to derivatives losses of $19.7 million in the fourth quarter of 2004. These derivatives gains and losses are related to our GMDB hedging program, which is designed to generate gains during a falling equity market, as in the current quarter, and losses during a rising equity market, as in the fourth quarter of 2004, to offset changes in the underlying GMDB exposure.

The Life Companies’ segment income is expected to continue to be volatile due to the hedge program and the impact of the SOP 03-1 rules on the GMDB reserve and DAC accounting. The inherent volatility is due to several factors, with the most significant being equity market levels. Life Companies segment income is also affected by changes in interest rates, surrenders and any deviation between the performance of the underlying mutual funds and the indices associated with futures contracts in connection with the hedging program.

Life Companies highlights:

•	Life operations segment income excluding certain non-cash items was $35.6 million in the first quarter. Segment income excluding certain non-cash items, which is a non-GAAP financial measure, is reconciled to segment income at the end of this document.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at March 31, 2005 was $588.7 million, compared to $581.9 million at December 31, 2004 and $589.8 million at March 31, 2004. Total adjusted statutory capital at December 31, 2004 reflects the $75.0 million dividend to the holding company approved by the Massachusetts Division of Insurance.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 506 percent at March 31, 2005, up from 472 percent at December 31, 2004 and 420 percent at March 31, 2004.

•	In the first quarter, individual annuity redemptions were $526.5 million compared to $478.3 million in the fourth quarter of 2004 and approximately $634.1 million in the first quarter of 2004.

Investment Results

Net investment income was $101.1 million for the first quarter of 2005, compared to $104.7 million in the same period of 2004. First quarter net investment income decreased primarily due to lower invested assets in the Life Companies, resulting from maturities of long-term funding agreements and continued run-off of the business, as well as declining yields in both the Life Companies and Property and Casualty portfolios, driven by the lower current interest rates. This was partially offset by increased average invested assets in the Property and Casualty segment due to increased cash flows.

First quarter 2005 pre-tax net realized investment gains were $20.2 million, compared to $15.7 million in the same period of 2004. In the current quarter, pre-tax net realized investment gains of $23.1 million from sales of investments were partially offset by $2.9 million of capital losses resulting from impairments on certain fixed maturity securities. In the first quarter of 2004, pre-tax net realized investment gains of $18.1 million from sales of investments were partially offset by $2.4 million of capital losses resulting from impairments on certain fixed maturity and equity securities.

Balance Sheet

Shareholders’ equity was $2.3 billion, or $43.53 per share at March 31, 2005, compared to $2.3 billion, or $43.91 per share at December 31, 2004. Excluding accumulated other comprehensive income, book value was $44.67 per share at the close of the first quarter, compared to $43.85 per share at December 31, 2004.

Total assets were $22.2 billion at March 31, 2005, compared to $23.7 billion at December 31, 2004. Separate account assets were $9.7 billion at March 31, 2005, versus $10.5 billion at December 31, 2004. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities and a large GIC maturity in the quarter.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss the company’s first quarter results on Friday, April 29th at 10:00 a.m. Eastern time. This quarter, a PowerPoint slide presentation will accompany our prepared remarks and has been posted on our website. Interested investors and others can listen to the call and access the presentation through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site at least 15 minutes early to register, download the new presentation, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s first quarter Earnings Press Release and Statistical Supplement are also available in the Investor Relations section at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the company’s decision to close its broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlates with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the company’s annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

Contact Information

Investors:	Media:

Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@allmerica.com	E-mail: mibuckley@allmerica.com
1-508-855-3457	1-508-855-3099

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended March 31
	2005	2004
Net income	$46.5	$12.1
Net income per share(1)	$0.86	$0.23
Weighted average shares	53.8	53.7

The following is a reconciliation from segment income to net income (2) :

PER SHARE DATA (DILUTED) (1)	Quarter ended March 31
	2005		2004
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$39.2	—	$10.8	—
Commercial Lines	20.5	—	26.5	—
Other Property & Casualty	2.1	—	1.3	—
Total Property and Casualty	61.8	—	38.6	—
Life Companies	(7.4)	—	9.8	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—
Total segment income	$44.4	$0.83	$38.4	$0.72
Federal income tax expense on segment income	(10.2)	(0.19)	(5.2)	(0.10)
Total segment income after federal income taxes	34.2	0.64	33.2	0.62
Federal income tax settlement	—	—	30.1	0.56
Net realized investment gains, net of taxes and amortization	12.8	0.23	10.2	0.19
Loss on derivatives, net of taxes	(0.1)	—	—	—
Loss from retirement of trust instruments supported by funding obligations, net of taxes	—	—	(2.1)	(0.04)
Restructuring costs, net of taxes	(0.4)	(0.01)	(2.1)	(0.04)
Income before effect of accounting change	46.5	0.86	69.3	1.29
Cumulative effect of change in accounting principle, net of taxes	—	—	(57.2)	(1.06)
Net income	$46.5	$0.86	$12.1	$0.23

(1)	Basic net income per share was $0.87 and $0.23 for the quarters ended March 31, 2005 and 2004, respectively.
(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items (net of taxes) by segment:

	Quarter ended March 31, 2005
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and amortization	$(0.5)	$(0.5)	—	$13.8	$12.8
Loss on derivative instruments, net of taxes	—	—	—	(0.1)	(0.1)
Restructuring costs, net of taxes	—	—	—	(0.4)	(0.4)

	Quarter ended March 31, 2004
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains net of taxes and amortization	$1.9	$2.0	$2.2	$4.1	$10.2
Loss from retirement of trust instruments supported by funding obligations, net of taxes	—	—	—	(2.1)	(2.1)
Restructuring costs, net of taxes	—	—	—	(2.1)	(2.1)
Federal income tax settlement	—	—	—	30.1	30.1
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(57.2)	(57.2)

The following is a reconciliation of the Life Companies’ segment (loss) income to the Life Companies’ segment income excluding certain non-cash items:

	Quarter ended March 31, 2005	Quarter ended December 31, 2004
Life Companies segment (loss) income	$(7.4)	$16.5

Deferred acquisition cost operating amortization, net	39.2	14.6
Property, plant and equipment depreciation, net	1.3	0.8
Statement of Position 98-1 amortization, net	0.9	0.7
Change in guaranteed minimum death and income benefit reserves	1.6	(19.0)

Total segment income excluding certain non-cash items	$35.6	$13.6

All figures reported are unaudited.